Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), of Baozun Inc., an exempted company incorporated under the laws of the Cayman Islands. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: May 30, 2024

Champion Kerry Inc.

By:	/s/ Jun WANG
Name:	Jun WANG
Title:	Director

ACCF Capital Management PTE.LTD

By:	/s/ Jun WANG
Name:	Jun WANG
Title:	Director

JW Flashing Brilliant Limited

By:	/s/ Jun WANG
Name:	Jun WANG
Title:	Director

Jun WANG

/s/ Jun WANG